Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877
jharkins@sallybeauty.com

Sally Beauty Holdings Reports First Quarter Fiscal 2024 Results

➣
Generated Q1 Cash Flow from Operations of $51 Million
➣
Executed $20 Million in Share Repurchases
➣
Maintains Full Year Fiscal 2024 Guidance

DENTON, Texas, February 1, 2024 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its first quarter ended December 31, 2023. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2024 First Quarter Summary

•
Consolidated net sales of $931 million, a decrease of 2.7% compared to the prior year;
•
Consolidated comparable sales decline of 0.8%;
•
Global e-commerce sales of $91 million, representing 9.8% of net sales;
•
GAAP gross margin 50.2%;
•
GAAP operating earnings of $69 million and GAAP operating margin of 7.4%; Adjusted Operating Earnings of $74 million and Adjusted Operating Margin of 7.9%;
•
GAAP diluted net earnings per share of $0.35 and Adjusted Diluted Net Earnings Per Share of $0.39; and
•
Cash flow from operations of $51 million and Operating Free Cash Flow of $20 million.

“We are pleased with our start to the year, delivering results in line with our expectations while continuing to make solid progress on our strategic initiatives to drive top line growth and improve profitability over the long-term,” said Denise Paulonis, president and chief executive officer. “During the quarter, our teams executed well as we continued to focus on customer centricity, and bringing innovation, education and new services to our customers. The business generated solid cash flow from operations of more than $50 million in the quarter, allowing us to return value to shareholders through our share repurchase program.”

Fiscal 2024 First Quarter Operating Results

First quarter consolidated net sales were $931.3 million, a decrease of 2.7% compared to the prior year, primarily reflecting the unfavorable impact from the Company’s December 2022 store closures. Foreign currency translation had a favorable impact of 90 basis points on consolidated net sales for the quarter. At constant currency, global e-commerce sales were $91 million or 9.8% of consolidated net sales for the quarter.

Consolidated comparable sales declined 0.8%, driven primarily by lower traffic and inflationary pressures that continued to impact consumer behavior at Sally Beauty, partially offset by expanded distribution, new brand innovation and improving salon demand trends at Beauty Systems Group.

Consolidated gross profit for the first quarter was $467.2 million compared to $488.6 million in the prior year, a decrease of 4.4%. Consolidated GAAP gross margin was 50.2%, a decrease of 80 basis points compared to 51.0% in the prior year. Excluding the prior year’s true-up of the non-cash inventory write-down as part of the Company’s previously announced distribution center consolidation and store optimization plan, Adjusted Gross Margin was 50.2%, a decrease of 60 basis points compared to 50.8% in the prior year. The decrease was driven primarily by an unfavorable sales mix shift between Sally Beauty (higher margin) and Beauty Systems Group (lower margin), and unfavorable fixed cost absorption, partially offset by lower distribution and freight costs from supply chain efficiencies.

Selling, general and administrative (SG&A) expenses totaled $398.1 million, an increase of $6.6 million compared to the prior year. Adjusted Selling, General and Administrative Expenses, excluding costs related to the Company’s fuel for growth initiative and other expenses, and COVID-19 related net expenses, totaled $393.3 million, an increase of $2.7 million compared to the prior year. The increase was driven primarily by higher labor costs, rent costs and other expenses related to the Company’s strategic initiatives, partially offset by savings from the Company’s previously announced distribution center consolidation and store optimization plan. As a percentage of sales, Adjusted SG&A expenses were 42.2% compared to 40.8% in the prior year.

GAAP operating earnings and operating margin in the first quarter were $69.1 million and 7.4%, compared to $86.6 million and 9.0%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s restructuring efforts, costs related to the Company’s fuel for growth initiative and other expenses, and COVID-19 related net expenses, were $73.9 million and 7.9%, compared to $95.4 million and 10.0%, in the prior year.

GAAP net earnings in the first quarter were $38.4 million, or $0.35 per diluted share, compared to GAAP net earnings of $50.3 million, or $0.46 per diluted share in the prior year. Adjusted Net Earnings, excluding the Company’s restructuring efforts, costs related to the Company’s fuel for growth initiative and other expenses, and COVID-19 related net expenses, were $42.0 million, or $0.39 per diluted share, compared to Adjusted Net Earnings of $56.9 million, or $0.52 per diluted share in the prior year. Adjusted EBITDA in the first quarter was $107.1 million, a decrease of 14.9% compared to the prior year, and Adjusted EBITDA Margin was 11.5%, a decrease of 160 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of December 31, 2023, the Company had cash and cash equivalents of $121 million and a zero-balance outstanding under its asset-based revolving line of credit. At the end of the quarter, inventory was $1.01 billion, up 2.1% versus a year ago. The Company ended the quarter with a net debt leverage ratio of 2.2x.

First quarter cash flow from operations was $51.0 million. Capital expenditures in the quarter totaled $30.6 million. During the quarter, the Company repurchased 1.9 million shares under its share repurchase program at an aggregate cost of $20 million.

Fiscal 2024 First Quarter Segment Results

Sally Beauty Supply

•
Segment net sales were $523.2 million in the quarter, a decrease of 4.8% compared to the prior year, driven primarily by the lapping of the Company’s December 2022 store optimization efforts. The segment had a favorable impact of 160 basis points from foreign currency translation on reported sales. At constant currency, segment e-commerce sales were $35 million or 6.7% of segment net sales for the quarter.
•
Segment comparable sales decreased 1.9% in the first quarter, primarily reflecting lower traffic and inflationary pressures that impacted consumer behavior.
•
At the end of the quarter, net store count was 3,143 compared to 3,146 in the prior year.
•
GAAP gross margin decreased by 30 basis points to 58.6% compared to the prior year. The decrease was driven primarily by an unfavorable sales mix shift between Sally US (higher margin) and Sally international (lower margin), and unfavorable fixed cost absorption, partially offset by lower distribution and freight costs from supply chain efficiencies.
•
GAAP operating earnings were $77.6 million compared to $99.2 million in the prior year, representing a decrease of 21.7%. GAAP operating margin decreased to 14.8% compared to 18.0% in the prior year.

Beauty Systems Group

•
Segment net sales were $408.1 million in the quarter, essentially flat to the prior year. The segment operated 20 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales were $56 million or 13.8% of segment net sales for the quarter.
•
Segment comparable sales increased 0.7% in the first quarter, primarily reflecting expanded distribution, new brand innovation and improving salon demand trends.
•
At the end of the quarter, net store count was 1,332.
•
GAAP gross margin decreased 110 basis points to 39.4% in the quarter compared to the prior year. Excluding the prior year’s true-up of the non-cash inventory write-down as part of the Company’s previously announced distribution center consolidation and store optimization plan, Adjusted Gross Margin decreased 40 basis points to 39.4% compared to the prior year. The decrease was driven primarily by unfavorable fixed cost absorption and shrink expense, partially offset by lower distribution and freight costs from supply chain efficiencies and higher product margin.
•
GAAP operating earnings were $44.6 million in the quarter, a decrease of 10.1% compared to $49.6 million in the prior year. GAAP operating margin in the quarter was 10.9% compared to 12.2% in the prior year.
•
At the end of the quarter, there were 656 distributor sales consultants compared to 688 in the prior year.

Fiscal Year 2024 Guidance

The Company is maintaining the following guidance for the full fiscal year 2024:

•
Net sales and comparable sales are expected to be approximately flat compared to the prior year, reflecting growth from the Company’s strategic initiatives, offset by anticipated pressure on consumer spending;
•
Gross Margin is expected to remain above 50%;

•
Adjusted Operating Margin is expected to be at least 9.0%;
•
Operating Cash Flow is expected to be at least $260 million; and
•
Capital expenditures are expected to be approximately $100 million.

* The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, February 1, 2024. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (877) 336-4440 (International: (409) 207-6984) and referencing the access code 2134081#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, February 1, 2024, through February 15, 2024, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 6387048#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Bondbar®, Strawberry Leopard®, Generic Value Products®, Inspired by Nature® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, L’Oreal®, Wahl® and Babyliss Pro®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico®, Amika® and Moroccannoil®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,”

“anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2023. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the true-up of the inventory write-down related to the Company’s distribution center consolidation and store optimization plan for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding costs related to the Company’s fuel for growth initiative and other expenses, and COVID-19 net expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s restructuring plans, costs related to the Company’s fuel for growth initiative and other expenses, and COVID-19 related net expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s restructuring plans, costs related to the Company’s fuel for growth initiative and other expenses, and net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected expenses related to the Company’s fuel for growth initiative and other costs, and tax-effected net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected expenses related to the Company’s fuel for growth initiative and other costs, and tax-effected net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net). We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow
Store Count and Comparable Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2023	2022	Percentage Change
Net sales	$931,302	$957,055	(2.7)%
Cost of products sold	464,126	468,481	(0.9)%
Gross profit	467,176	488,574	(4.4)%
Selling, general and administrative expenses	398,138	391,580	1.7%
Restructuring	(85)	10,406	(100.8)%
Operating earnings	69,123	86,588	(20.2)%
Interest expense	17,314	17,923	(3.4)%
Earnings before provision for income taxes	51,809	68,665	(24.5)%
Provision for income taxes	13,419	18,328	(26.8)%
Net earnings	$38,390	$50,337	(23.7)%

Earnings per share:
Basic	$0.36	$0.47	(23.4)%
Diluted	$0.35	$0.46	(23.9)%

Weighted average shares:
Basic	105,948	107,140
Diluted	108,718	109,460

			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	50.2%	51.0%	(80)
Selling, general and administrative expenses	42.8%	40.9%	190
Consolidated operating margin	7.4%	9.0%	(160)

Effective tax rate	25.9%	26.7%	(80)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2023	September 30, 2023
Cash and cash equivalents	$120,999	$123,001
Trade and other accounts receivable	78,489	75,875
Inventory	1,007,628	975,218
Other current assets	55,748	53,903
Total current assets	1,262,864	1,227,997
Property and equipment, net	284,899	297,779
Operating lease assets	551,639	570,657
Goodwill and other intangible assets	591,872	588,252
Other assets	40,112	40,565
Total assets	$2,731,386	$2,725,250

Current maturities of long-term debt	$4,168	$4,173
Accounts payable	267,479	258,884
Accrued liabilities	139,573	163,366
Current operating lease liabilities	147,069	150,479
Income taxes payable	14,780	2,355
Total current liabilities	573,069	579,257
Long-term debt, including capital leases	1,065,299	1,065,811
Long-term operating lease liabilities	438,928	455,071
Other liabilities	22,465	23,139
Deferred income tax liabilities, net	90,285	93,224
Total liabilities	2,190,046	2,216,502
Total stockholders’ equity	541,340	508,748
Total liabilities and stockholders’ equity	$2,731,386	$2,725,250

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2023	2022	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$523,238	$549,472	(4.8)%
Beauty Systems Group ("BSG")	408,064	407,583	0.1%
Total net sales	$931,302	$957,055	(2.7)%

Operating earnings:
SBS	$77,629	$99,174	(21.7)%
BSG	44,627	49,647	(10.1)%
Segment operating earnings	122,256	148,821	(17.9)%

Unallocated expenses (1)	53,218	51,827	2.7%
Restructuring	(85)	10,406	(100.8)%
Interest expense	17,314	17,923	(3.4)%
Earnings before provision for income taxes	$51,809	$68,665	(24.5)%

Segment gross margin:	2023	2022	Basis Point Change
SBS	58.6%	58.9%	(30)
BSG	39.4%	40.5%	(110)

Segment operating margin:
SBS	14.8%	18.0%	(320)
BSG	10.9%	12.2%	(130)
Consolidated operating margin	7.4%	9.0%	(160)

(1)
Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2023
	As Reported (GAAP)	Restructuring (1)	Fuel for Growth and Other (2)	As Adjusted (Non-GAAP)
Cost of products sold	$464,126	$—	$—	$464,126
Consolidated gross margin	50.2%			50.2%
Selling, general and administrative expenses	398,138	—	(4,881)	393,257
SG&A expenses, as a percentage of sales	42.8%			42.2%
Operating earnings	69,123	(85)	4,881	73,919
Operating margin	7.4%			7.9%
Interest expense	17,314	—	—	17,314
Earnings before provision for income taxes	51,809	(85)	4,881	56,605
Provision for income taxes (4)	13,419	(21)	1,254	14,652
Net earnings	$38,390	$(64)	$3,627	$41,953

Earnings per share:
Basic	$0.36	$(0.00)	$0.04	$0.40
Diluted	$0.35	$(0.00)	$0.04	$0.39

	Three Months Ended December 31, 2022
	As Reported (GAAP)	Restructuring (1)	COVID-19 (3)	As Adjusted (Non-GAAP)
Cost of products sold	$468,481	$2,681	$—	$471,162
Consolidated gross margin	51.0%			50.8%
Selling, general and administrative expenses	391,580	—	(1,052)	390,528
SG&A expenses, as a percentage of sales	40.9%			40.8%
Operating earnings	86,588	7,725	1,052	95,365
Operating margin	9.0%			10.0%
Interest expense	17,923	—	—	17,923
Earnings before provision for income taxes	68,665	7,725	1,052	77,442
Provision for income taxes (4)	18,328	1,976	270	20,574
Net earnings	$50,337	$5,749	$782	$56,868

Earnings per share:
Basic	$0.47	$0.05	$0.01	$0.53
Diluted	$0.46	$0.05	$0.01	$0.52

(1)
For the three months ended December 31, 2023 and 2022, restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan, including $2.7 million in cost of products sold related to adjustments to our expected obsolescence reserve in the three months ended December 31, 2022.
(2)
Fuel for Growth and other represents expenses related to consulting services and severance expenses.
(3)
For the three months ended December 31, 2022, COVID-19 expenses related to use taxes around the donation of personal protection merchandise.
(4)
The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31,
Adjusted EBITDA:	2023	2022	Percentage Change
Net earnings	$38,390	$50,337	(23.7)%
Add:
Depreciation and amortization	28,063	25,285	11.0%
Interest expense	17,314	17,923	(3.4)%
Provision for income taxes	13,419	18,328	(26.8)%
EBITDA (non-GAAP)	97,186	111,873	(13.1)%
Share-based compensation	5,118	5,135	(0.3)%
Restructuring	(85)	7,725	(101.1)%
Fuel for Growth and Other	4,881	—	100.0%
COVID-19	—	1,052	(100.0)%
Adjusted EBITDA (non-GAAP)	$107,100	$125,785	(14.9)%

Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	11.5%	13.1%	(160)

Operating Free Cash Flow:	2023	2022	Percentage Change
Net cash provided by operating activities	$51,020	$54,951	(7.2)%
Less:
Payments for property and equipment, net	30,551	25,007	22.2%
Operating free cash flow (non-GAAP)	$20,469	$29,944	(31.6)%

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of December 31,
	2023	2022	Change
Number of stores:
SBS stores	3,143	3,146	(3)
BSG:
Company-operated stores	1,200	1,220	(20)
Franchise stores	132	132	—
Total BSG	1,332	1,352	(20)
Total consolidated	4,475	4,498	(23)

Number of BSG distributor sales consultants (1)	656	688	(32)

(1)
BSG distributor sales consultants (DSC) include 185 and 191 sales consultants employed by our franchisees at December 31, 2023 and 2022, respectively.

	Three Months Ended December 31,
	2023	2022	Basis Point Change
Comparable sales growth (decline):
SBS	(1.9)%	3.0%	(490)
BSG	0.7%	(1.5)%	220
Consolidated	(0.8)%	1.1%	(190)

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.